Exhibit 23.2

Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England
Telephone: +44 (0) 20 7538 0191 Facsimile:+44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk  Website: www.drewry.co.uk

Scorpio Tankers Inc.
9, Boulevard Charles III
Monaco 98000

4th May, 2011

Dear Sir/Madam:

Reference is made to the Form F-3 registration statement (the "Registration Statement"), relating to the public registration of various securities of Scorpio Tankers Ltd. (the "Company").  We hereby consent to all references to our name in the Registration Statement, included by reference to your annual report on Form 20-F for the year ended December 31, 2010, including the use of the information supplied by us set forth in the section entitled "Risk Factors," and "The International Oil Tanker Shipping Industry".  We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

♦	We have accurately described the international oil tanker shipping industry; and

♦
Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-3 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled "Experts".

Yours sincerely

/s/ Nigel Gardiner

Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd

SK 26596 0005 1192828

Drewry Shipping Consultants Limited – registered in London, England No. 3289135